Exhibit 99.1

Puradyn Reports 2009 Year End Financial Results

- Continuing Progress Seen for 2010 -

Boynton Beach, FL - [April 16, 2010] - Puradyn Filter Technologies Incorporated (OTCBB: PFTI) today announced financial results for the year ended December 31, 2009.  Net sales decreased by approximately 29%, for 2009 from 2008.  Domestic sales generated from the U.S. operations increased approximately $231,000, or approximately 19%, in 2009 as compared to 2008, while the US international sales decreased approximately $365,000, or approximately 48%, in 2009 as compared to 2008.  This decrease is due almost entirely from the decline in sales from a single customer, which has been significantly affected by the global economy.  Their requirement for our product still exists due to the type of fuels used, which affect the oil replacement intervals and consequently, should produce similar sales as in the past once the economic conditions improve, although there can be no assurances.   Net loss in 2009 was approximately $2.07 million or ($0.05) per share, basic and diluted, as compared to a net loss of approximately $2.64 million or ($0.08) per share, basic and diluted, in the previous year.

Loss from operations decreased by approximately 26% for 2009 from 2008, or from approximately $2.33 million in 2008 to approximately $1.74 million in 2009 due to the decrease in international sales.  Cost of sales decreased by approximately 28% for 2009 from 2008.  Cost of products sold, as a percentage of sales, increased from approximately 91% for 2008 to approximately 92% for 2009.  The majority of the decrease in our overall cost of sales is attributable to the 29% decline in net sales.

Kevin G. Kroger, President and COO, stated, “Our sales were expectedly low in 2009.  Many of our customers chose to ride out the economic downturn, concerned with availability of their operating capital and the impact of a tight money market.  However, we saw our 2009 sales gain momentum in December, creating a backlog going into 2010 as many of these same customers began to see an easing of money market pressures, and began to move forward with their plans.

“As stated in a recent release, we have made considerable progress in the oil field service and open mining industries.  Also, late last month we filed another patent application for a significantly different filter for use with giant bore engines designed to burn various low-grade fuels. The patent application is in response to operators in remote locations, including seagoing vessels, which have been asking for a solution to more frequent oil changes due to contamination from the fuel.

“This, along with our other patent applications will assist us in cementing our position as a leader in the fluid filtration industry with validated technology designed to position us ahead of the competition.”

Kroger concluded, “Despite the lingering economic uncertainties still facing us all, we are encouraged by the sequential developments we have seen over the past several months and expect continuing improvement throughout 2010.”

The Company’s annual report on Form 10-K is available from the SEC website at http://www.sec.gov or the Investors Relations section of the Company’s website at http://www.puradyn.com.

About Puradyn Filter Technologies Incorporated

Puradyn (OTCBB: PFTI) designs, manufactures and markets the puraDYN® Oil Filtration System, the most effective bypass filtration product on the market today.  It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life.   Effective for internal combustion engines, transmissions and hydraulic applications, the Company's patented and proprietary system is a cost-effective and energy-conscious solution targeting an annual $15 billion potential industry.  Puradyn equipment has been certified as a ‘Pollution Prevention Technology’ by the California Environmental Protection Agency and was selected as the manufacturer used by the US Department of Energy in a three-year evaluation to research and analyze performance, benefits and cost analysis of bypass oil filtration technology.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY’S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER OF PRODUCTS, DEPENDENCE ON DISTRIBUTORS, ORDERS PREVIOUSLY STATED IN THIS PRESS RELEASE MAY NOT MATERIALIZE, AND THE POSSIBILITY THAT THE PRODUCTS DO NOT MEET CUSTOMERS’ NEEDS, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.  THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY’S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Puradyn Filter Technologies Incorporated
Consolidated Statements of Operations

	Years Ended December 31
	2009	2008

Net sales	$1,911,451	$2,695,640

Costs and expenses:
Cost of products sold	1,766,434	2,455,916
Salaries and wages	1,001,438	1,013,438
Selling and administrative	880,899	1,559,394
Total Operating Costs	3,648,771	5,028,748
Loss from operations	(1,737,320)	(2,333,108)

Other (expense) income:
Interest income	(175,672)	2,291
Interest expense	(157,606)	(313,730)
Total other expense	(333,278)	(311,439)

Income taxes	—	—

Net loss	$(2,070,598)	$(2,644,547)

Basic and diluted loss per common share	$(.05)	$(.08)

Basic and diluted weighted average common shares Outstanding	39,963,227	33,088,770

See accompanying notes to consolidated financial statements in the Company’s 10-K.

CONTACT:

Kathryn Morris

Director

Corporate Communications

(T) 561 547 9499, x 226

investor-relations@puradyn.com

http://www.puradyn.com

Emerging Markets, LLC

Investor Relations:

Jim Painter III

321-206-6682

jamespainter@emergingmarketsllc.com

www.emergingmarketsllc.com

www.themicrocapreport.com